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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          _____________

                            FORM 11-K
                          _____________

     [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
          For the fiscal year ended December 31, 1993

                               OR

     [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
          For the transition period from _______ to _______

                  Commission File No. 001-02217



                THE COCA-COLA COMPANY THRIFT PLAN
                    (Full title of the plan)


                      THE COCA-COLA COMPANY
  (Name of issuer of the securities held pursuant to the plan)


                    One Coca-Cola Plaza, N.W.
                     Atlanta, Georgia  30313
(Address of the plan and address of issuer's principal executive offices)


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                           SIGNATURES


     THE PLAN.  Pursuant to the requirements of the Securities
Exchange Act of 1934, The Coca-Cola Company Thrift Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                    THE COCA-COLA COMPANY THRIFT PLAN
                                (Name of Plan)



                    By:  /s/ C. RON CHEELEY
                         -------------------------------
                         C. RON CHEELEY
                         Member, The Coca-Cola Company
                          Thrift Plan Committee



Date:  June 23, 1994


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         PURSUANT TO GENERAL INSTRUCTION E OF FORM 11-K

               AND RULE 311(c) OF REGULATION S-T,

  THE FINANCIAL STATEMENTS OF THE COCA-COLA COMPANY THRIFT PLAN

                   AS OF DECEMBER 31, 1993 AND

        THE REPORT OF BANKS, FINLEY, WHITE & CO. THEREON

  ARE HERE OMITTED AND SEPARATELY FILED UNDER COVER OF FORM SE

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                          EXHIBIT INDEX



  Exhibit No.            Description

     23             Consent of Independent Auditors